Exhibit (m)(1)(i)

AMENDED SCHEDULE A

VOYA SEPARATE PORTFOLIOS TRUST

AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

CLASS A SHARES

EFFECTIVE MAY 1, 2020

Fund

Voya Emerging Markets Hard Currency Debt Fund

Voya Investment Grade Credit Fund

Voya Securitized Credit Fund

Voya Target In-Retirement Fund

Voya Target Retirement 2020 Fund

Voya Target Retirement 2025 Fund

Voya Target Retirement 2030 Fund

Voya Target Retirement 2035 Fund

Voya Target Retirement 2040 Fund

Voya Target Retirement 2045 Fund

Voya Target Retirement 2050 Fund

Voya Target Retirement 2055 Fund

Voya Target Retirement 2060 Fund

Voya Target Retirement 2065 Fund

Effective Date: May 1, 2020, to reflect the addition of Voya Target Retirement 2065 Fund.